                                                                      EXHIBIT 12

                        PHH CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                                                                         YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------------------
                                                             2000       1999     1998(2)      1997       1996
                                                           --------   --------   --------   --------   --------
Earnings before fixed charges:
Income (loss) before income taxes                           $ 308      $ 294      $ 309       $(56)     $  92
Plus: Fixed charges                                           261        153        174        116        107
                                                            -----      -----      -----       ----      -----
Earnings available to cover fixed charges                   $ 569      $ 447      $ 483       $ 60      $ 199
                                                            =====      =====      =====       ====      =====

Fixed charges(1):
Interest, including amortization of deferred financing
  costs                                                     $ 250      $ 143      $ 166       $110      $  99
Interest portion of rental payment                             11         10          8          6          8
                                                            -----      -----      -----       ----      -----
Total fixed charges                                         $ 261      $ 153      $ 174       $116      $ 107
                                                            =====      =====      =====       ====      =====
Ratio of earnings to fixed charges                           2.18x      2.92x      2.78x        (*)      1.86x
                                                            =====      =====      =====       ====      =====

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(1) Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).
(2) For the years ended December 31, 2000 and 1998, income before income taxes includes non-recurring other charges (credits) of $1 million and ($19) million, respectively. Excluding such charges (credits), the ratio of earnings to fixed charges did not change for 2000 and was 2.67x in 1998.
(*) Earnings are inadequate to cover fixed charges (deficiency of $56 million) for the year ended December 31, 1997. Loss from continuing operations before income taxes includes non-recurring other charges of $190 million. Excluding such charges, the ratio of earnings to fixed charges is 2.16x.